SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number: 0-19765

             BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. II
              (Exact name of registrant as specified in its charter)

               101 ARCH STREET, BOSTON, MASSACHUSETTS 02110-1106
                              (617) 439-3911
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                UNITS OF LIMITED PARTNERSHIP  INTEREST
         (Title of each class of securities covered by this Form)

                                NONE
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


   Rule 12g-4(a)(1)                  X
                                    _____



   Rule 12g-4(a)(2)




   Rule 12h-3(b)(1)(i)               X
                                    _____



   Rule 12h-3(b)(1)(ii)

   Rule 15d-6



Approximate number of holders of record as of the certification or notice date: None

 Pursuant to the requirements of the Securities Exchange Act of 1934, Boston Financial Qualified Housing Tax Credits L.P. II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                      BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. II
                                           (Registrant)

                          By: Arch Street, Inc., its Managing General Partner

Date: February 13, 2009        By:    /s/ Michael H. Gladstone
                                       _________________________

                                         Michael H. Gladstone
                                        Vice President and Clerk